FOR IMMEDIATE RELEASE: November 20, 2013

FOR MORE INFORMATION, PLEASE CONTACT:
Stephen M. Bianchi, President and CEO
225 S. Main Ave., Sioux Falls, SD 57104
(605) 333-7556 or 1-800-244-2149

Home Federal Bank Establishes a Loan Production Office in Fargo, ND. Hires Fargo-Moorhead Regional President,
Brent Wersinger, to lead business development efforts

Today, Home Federal announced the establishment of a Loan Production Office in Fargo, North Dakota. At this time, a temporary office has been established at 4650 38th Ave. S., Suite 120. Plans are to seek out a permanent location in the near future.

Home Federal has hired a Fargo-Moorhead Regional President to lead and expand their business development efforts. Brent Wersinger, formerly Vice President/Business Banking Manager at Western State Bank, has been chosen to attract new business and agricultural banking relationships and to grow our presence in North Dakota.

“We are excited to have Brent on board to build upon the customer base we already have in the Fargo-Moorhead region,” said Stephen Bianchi, President and CEO of Home Federal Bank. “His knowledge of and experience in the market is just what we needed to increase our presence. The economic diversity and strength of this region is attractive to us because the characteristics are quite similar to our banking markets throughout South Dakota. I am optimistic about our opportunity to serve the region well with our customer-centric style of banking and service.”

Wersinger, a veteran banker and native to the Fargo-Moorhead market, shared “I’m excited to be a part of the Home Federal Bank team and to lead their initiative in this region. Their strong capital position and credit capacity, breadth of products and services and brand of doing business will be effective in establishing our presence here.”

About Home Federal Bank
Home Federal Bank was founded in 1929 and operates 27 locations throughout South Dakota and Minnesota. The company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Home Federal is a wholly-owned subsidiary of HF Financial Corp., which is traded on the NASDAQ under the symbol “HFFC.” Combined with its parent company and subsidiaries, it employs over 300 people. More information about the company may be found at www.homefederal.com.